Exhibit 5.1


                          SOFTKEY INTERNATIONAL INC.
                             One Athenaeum Street
                        Cambridge, Massachusetts 02142

                                        April 8, 1996

          SoftKey International Inc.
          One Athenaeum Street
          Cambridge, MA  02146

                    Re:  SoftKey International Inc.
                         Registration Statement on Form S-3

          Ladies and Gentlemen:

                    I am Vice President and General Counsel of
          SoftKey International Inc., a Delaware corporation (the "Company"), and am issuing this opinion in connection with the filing today of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") relating to the registration by the Company of (a) $150,000,000 aggregate principal amount of 51/2% Senior Convertible/Exchangeable Notes due 2000 of the Company (the "Notes"), (b) 150,000 shares of 51/2% Series C Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series C Preferred Stock") issuable upon exchange thereof, (c) 2,830,188 (or such other number as may be issuable upon conversion of the Notes or the Series C Preferred Stock as a result of the antidilution provisions thereof) shares of common stock, par value $.01 per share, of the Company (the "Common Stock") issuable upon conversion of the Notes or the Series C Preferred Stock (such shares together with the Notes and the Series C Preferred Stock, the "Securities") and (d) 5,052,697 shares of Common Stock issued pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated November 30, 1995 by and among the Company, Cubsco I Inc., a California corporation, Cubsco II Inc., a Delaware corporation, Tribune Company, a Delaware corporation ("Tribune"), Compton's NewMedia, Inc., a California corporation, and Compton's Learning Company, a Delaware corporation (the "Comptons Shares"), in each case to be sold by the holder of the Securities (the "Selling Holder"). The Notes were originally issued under an Indenture dated as of December 22, 1995 (the "Indenture") by and between the Company and State Street Bank and Trust Company, as trustee (the "Trustee") pursuant to a Securities Purchase Agreement dated as of November 30, 1995 between the Company and Tribune (the "Securities Purchase Agreement").

                    This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

                    In connection with this opinion and as General Counsel of the Company, I have examined originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement; (ii) the Indenture; (iii) the Securities Purchase Agreement;
          (iv) the Merger Agreement; (v) the Restated Certificate of Incorporation of the Company, as amended, as currently in effect; (vi) the Bylaws of the Company, as amended, as currently in effect; and (vii) resolutions of the Board of Directors of the Company and the Pricing Committee appointed by the Board of Directors of the Company relating to, among other things, the issuance and sale of the Notes and the Comptons Shares by the Company, the filing of the Registration Statement and certain related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of other officers or representatives of the Company and others and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

                    In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

                    I am admitted to the Bar in the Commonwealth of Massachusetts and do not purport to be an expert on, or express any opinion concerning, any law other than the substantive law of the Commonwealth of Massachusetts.

                    Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

                              1.   The Notes have been duly
          authorized by requisite corporate action on the part of the Company, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and are entitled to the benefits (and are subject to all of the limitations) provided for in the Indenture, except to the extent that
          (a) enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and (ii) general principles of equity (regardless of whether such enforcement may be sought in a proceeding in equity or at law) and (b) the provisions contained in Section 16.13 of the Indenture may be deemed unenforceable.

                              2.   The Series C Preferred Stock
          initially issuable upon exchange of the Notes and the shares of Common Stock initially issuable upon conversion of the Notes or the Series C Preferred Stock have been duly authorized by the Company and, when issued and delivered upon such conversion in accordance with the applicable terms and provisions of the Notes, the Indenture or the Series C Preferred Stock, as the case may be, will be validly issued, fully paid and nonassessable.

                              3.   The Comptons Shares have been
          duly authorized and validly issued by the Company and are fully paid and nonassessable.

                    I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to my name under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ Neal S. Winneg
                                        Neal S. Winneg
                                        Vice President
                                         and General Counsel